UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 25, 2023

SIERRA BANCORP

(Exact name of registrant as specified in its charter)

California	000-33063	33-0937517
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

86 North Main Street, Porterville, CA 93257
(Address of principal executive offices)	(Zip code)

(559) 782-4900

(Registrant’s telephone number including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	BSRR	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 30, 2023, Sierra Bancorp and its wholly-owned subsidiary, Bank of the Sierra (collectively, the “Company”), announced that Natalia Coen was appointed as Executive Vice President and Chief Risk Officer effective September 20, 2023. In connection with the appointment of Ms. Coen, and as planned, Hugh Boyle, who had been serving as both Chief Credit Officer and Chief Risk Officer, will relinquish his role as Chief Risk Officer on September 20, 2023, continuing with the Company as its Executive Vice President and Chief Credit Officer. Following an executive leadership change in 2021, Mr. Boyle was asked to temporarily accept the combined role of Chief Credit and Chief Risk Officer for a period of time. After serving jointly as our Chief Credit and Chief Risk Officer for the past two years and with the appointment of Ms. Coen, Mr. Boyle can return to serving as the Chief Credit Officer going forward.

Ms. Coen, currently 55 years old, holds both a Master of Arts – International Policy Studies (economics) from Middelbury Institute of International Studies at Monterey and a Bachelor of Arts - Economics degree from University of Texas at Austin. Most recently, Ms. Coen was the Chief Risk Officer and Chief Compliance Officer for Gateway First Bank, Jenks, Oklahoma, a position she held from 2022 to present, and Chief Compliance Officer for Gateway First Bank from 2019 to 2022. Prior to Gateway First Bank, she spent 14 years in risk and compliance positions, culminating as SVP, Director of Compliance / Compliance Officer for Cobiz Financial, Denver, Colorado, from 2005 to 2019.

On August 17, 2023 the Compensation Committee of the Board of Directors of Sierra Bancorp approved an employment agreement by and between Sierra Bancorp, Bank of the Sierra and Ms. Coen which commences on September 20, 2023 and continues through December 31, 2026. The employment agreement was executed on August 25, 2023. Subsequent to the initial term it will automatically renew for a one-year term, and will continue to renew every year thereafter unless either Ms. Coen or the Company provides notification of non-renewal to the other party at least six months in advance of the renewal date. The agreement specifies a minimum base annual salary of $400,000 and an annual discretionary bonus of up to 50% of her annual base salary. The agreement also provides severance benefits in a no cause termination equal to her annualized base salary, or in termination in connection with a change of control equal to two times her annual base salary and maximum bonus potential, with severance in both instances conditioned on her full and complete release of claims against the Company or its affiliates arising from or in any way related to her employment or termination of her employment. Moreover, the agreement provides for the grant of restricted stock of $400,000 with the number of shares granted based on the stock price at the close of business on the grant date, which is expected to be the next meeting date of the Compensation Committee of the Company. The restricted stock will vest at the rate of 20% on each grant date anniversary until fully vested. The agreement also notes the basic terms and conditions of other benefits, delineates permitted outside activities, and provides indemnification for Ms. Coen, supplemented by the indemnification agreement referenced below, for certain circumstances. In addition, the agreement includes noncompetition, non-solicitation and nondisclosure conditions. The foregoing summary description does not purport to be complete and reference is made to the full text included with this 8-K as exhibit 10.1 for more detailed information on Ms. Coen’s employment agreement.

Also on August 17, 2023, the Compensation Committee of the Board of Directors of Sierra Bancorp approved the entry into the Company’s standard form Indemnification Agreement for senior officers and directors with Ms. Coen. The form of the Indemnification Agreement is the same as filed as Exhibit 10.1 to the Form 8-K filed by the Company with the SEC on January 29, 2021, and incorporated herein by reference as Exhibit 10.2 to this Form 8-K.

There are no arrangements or undertakings pursuant to which Ms. Coen was selected as Chief Risk Officer. There are no family relationships among any of the Company’s directors or executive officers and Ms. Coen. There are no related party transactions between the Company and Ms. Coen.

A press release announcing the appointment of Ms. Coen and the other changes noted above is attached hereto as Exhibit 99.1 and incorporated herein by reference.

ITEM 9.01FINANCIAL STATEMENTS AND EXHIBITS

(d)Exhibits. The information required to be furnished pursuant to this item is set forth in the Exhibit Index which appears below, immediately before the signatures.

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement by and between Sierra Bancorp, Bank of the Sierra and Natalia Coen, dated August 25, 2023
10.2	Form of Indemnification Agreement for Officers and Directors, filed as Exhibit 10.1 to the Form 8-K filed with the SEC on January 29, 2021, and incorporated herein by reference
99.1	Press Release dated August 30, 2023
104	Cover Page Interactive Data File – the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIERRA BANCORP

Dated: August 30, 2023	By:	/s/ Christopher G. Treece
Christopher G. Treece
Executive Vice President &
Chief Financial Officer